AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1996
                                                 REGISTRATION NO. 333-__________
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             ----------------------


                            GARDEN RIDGE CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                                     13-3671679
   (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                    Identification No.)

     19411 ATRIUM PLACE, SUITE 170
           HOUSTON, TEXAS                                    77084
 (Address of Principal Executive Office)                  (Zip Code)

                   AMENDED AND RESTATED 1994 STOCK OPTION PLAN
                  1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                               STOCK PURCHASE PLAN
                            (Full title of the plans)

                                JANE L. ARBUTHNOT
                            GARDEN RIDGE CORPORATION
                          19411 ATRIUM PLACE, SUITE 170
                              HOUSTON, TEXAS 77084
                     (Name and address of agent for service)

                                 (713) 579-7901
          (Telephone number, including area code, of agent for service)

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

                                                             PROPOSED          PROPOSED
                                             AMOUNT           MAXIMUM           MAXIMUM
                                              TO BE       OFFERING PRICE       AGGREGATE        AMOUNT OF
 TITLE OF SECURITIES TO BE REGISTERED     REGISTERED(1)    PER SHARE(2)    OFFERING PRICE(2)REGISTRATION FEE
======================================= =====================================================================
Common Stock, par value $.01 per share.  370,000 shares       $15.83        $5,855,625.00       $1,774.43
======================================= =====================================================================

(1) Represents the maximum number of shares of Common Stock of the Registrant which could be purchased upon exercise of all stock options now outstanding or which may hereafter be granted under the Amended and Restated 1994 Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan, and which may hereafter be purchased under the Stock Purchase Plan, as adjusted for the stock split effective June 28, 1996. The Company previously registered 219,176 shares under the Amended and Restated 1994 Stock Option Plan pursuant to Form S-8 filed on July 26, 1995 (Registration No. 33-95064).

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h), based on the option exercise prices of options to acquire 25,000 shares of Common Stock which have been granted under the 1996 Non-Employee Director Stock Option Plan, and the average of the high and low prices reported by the Nasdaq National Market on October 7, 1996 with respect to 345,000 shares of Common Stock as to which options or rights to purchase have not been granted as of the date of filing this Registration Statement.
================================================================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Garden Ridge Corporation (the "Company"), are incorporated by reference herein and made a part hereof: (a) the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1996,
(b) the Company's Quarterly Report on Form 10-Q for the quarter ended April 28, 1996, (c) the Company's Quarterly Report on Form 10-Q for the quarter ended July 28, 1996, and (d) the description of the common stock, par value $.01 per share (the "Common Stock"), of the Company as set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A dated May 3, 1995, including any amendment or report filed for the purpose of updating such description.

        All documents filed subsequent to the date hereof by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

ITEM 4.        DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5.        INTEREST OF NAMED EXPERTS AND COUNSEL.

        None.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article 7 of the Company's Restated Certificate of Incorporation states that:

               7.     INDEMNIFICATION.

                      7.1 To the extent not prohibited by law, the Company shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding

               (hereinafter a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements). Persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company or to an Other Entity at the request of the Company to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 7.

                      7.2 The Company shall, from time to time, reimburse or
               advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Company of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

                      7.3 The right to indemnification and reimbursement or
               advancement of expenses provided by, or granted pursuant to, this
               Section 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the Bylaws of the Company (the "Bylaws"), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                      7.4 The right to indemnification and reimbursement or
               advancement of expenses provided by, or granted pursuant to, this
               Section 7 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                      7.5 The Company shall have power to purchase and maintain
               insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 7, the Bylaws or under Section 145 of the DGCL or any other provision of law.

                      7.6 The provisions of this Section 7 shall be a contract
               between the Company, on the one hand, and each director and officer who serves in such capacity at any time while this
               Section 7 is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Company and each such director, officer, or other person intend to be legally bound. No repeal or modification of this Section 7 shall affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                      7.7 The right to indemnification and reimbursement or
               advancement of expenses provided by, or granted pursuant to, this
               Section 7 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Company. Neither the failure of the Company (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Company (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                      7.8 Any director or officer of the Company serving in any
               capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Company or (b) any employee benefit plan of the Company or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Company.

                      7.9 Any person entitled to be indemnified or to
               reimbursement or advancement of expenses as a matter of right pursuant to this Section 7 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Company, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

        The Company's Bylaws contain indemnification provisions which are essentially the same as the indemnification provisions contained in the Restated Certificate of Incorporation.

        Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.        EXHIBITS.

        EXHIBIT
        NUMBER                IDENTIFICATION OF EXHIBITS

         *4.1     -   Restated Certificate of Incorporation effective May 16,
                      1995 (filed as Exhibit 3.5 to the Registration Statement on Form S-1 (Registration No. 33-90748) (the "1995 Form
                      S-1"), and incorporated herein by reference)

        EXHIBIT
        NUMBER                IDENTIFICATION OF EXHIBITS

         *4.2     -   Bylaws (filed as Exhibit 3.4 to the 1995 Form S-1, and
                      incorporated herein by reference)
         *4.3     -   Amendment No. 1 to the Bylaws effective May 16, 1995
                      (filed as Exhibit 3.6 to the 1995 Form S-1, and
                      incorporated herein by reference)
         *4.4     -   Specimen Common Stock Certificate (filed as Exhibit 4.1 to the 1995 Form S-1, and incorporated herein by reference)
         *4.5     -   Form of Stock Purchase Warrant (Primary Warrant) dated
                      December 20, 1993, as amended (filed as Exhibit 4.5 to the
                      1995 Form S-1, and incorporated herein by reference)
         *4.6     -   Common Stock Purchase Warrant Expiring May 26, 1997 to
                      purchase 67,500 shares of Common Stock held by Corporate
                      Property Associates 11 Incorporated dated May 26, 1995
                      (filed as Exhibit 4.1 to the Form 10-Q for the Quarterly
                      period ended April 30, 1995, and incorporated herein by
                      reference)
         *4.7     -   SRC Option Agreement to purchase 135,000 shares of
                      Common Stock held by SRC Speciality Retail Corporation
                      dated July 16, 1992, as amended (filed as Exhibit 4.7 to
                      the 1995 Form S-1, and incorporated herein by reference)
         *4.8     -   Common Stock Purchase Warrant Expiring January 7, 1999
                      to purchase 10,000 shares of Common Stock held by Larry
                      Ham dated January 8, 1996 (filed as Exhibit 4.5 to the
                      Form 10-K for the fiscal year ended January 28, 1996, and
                      incorporated herein by reference)
          5.1     -   Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.,
                      regarding legality of the Common Stock being issued.
         23.1     -   Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                      (contained in opinion in Exhibit 5.1)
         23.2     -   Consent of Arthur Andersen LLP
         99.1     -   Amended and Restated 1994 Stock Option Plan
         99.2     -   1996 Non-Employee Director Stock Option Plan
         99.3     -   Stock Purchase Plan

*   Incorporated by reference as indicated.

ITEM 9. UNDERTAKINGS.

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 9, 1996.

                                      GARDEN RIDGE CORPORATION


                                      By: /s/ JANE L. ARBUTHNOT
                                              JANE L. ARBUTHNOT
                                              Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 9, 1996.

             SIGNATURE                                 TITLE

        /S/ ARMAND SHAPIRO           Chairman of the Board and Chief Executive
          ARMAND SHAPIRO               Officer (Principal Executive Officer

       /S/ JANE L. ARBUTHNOT           Chief Financial Officer and Secretary
         JANE L. ARBUTHNOT         (Principal Financial and Accounting Officer)

        /S/ TERRY S. BOYCE                           Director
          TERRY S. BOYCE

         /S/ NOLAN LEHMANN                           Director
           NOLAN LEHMANN

          /S/ IRA NIEMARK                            Director
            IRA NIEMARK

        /S/ RONALD RASHKOW                           Director
          RONALD RASHKOW

         /S/ SAM J. SUSSER                           Director
           SAM J. SUSSER

        /S/ WHITNEY WAGNER
          WHITNEY WAGNER                             Director

                                INDEX TO EXHIBITS

        EXHIBIT
        NUMBER                IDENTIFICATION OF EXHIBITS

         *4.1     -   Restated Certificate of Incorporation effective May 16,
                      1995 (filed as Exhibit 3.5 to the Registration Statement
                      on Form S-1 (Registration No. 33-90748) (the "1995 Form
                      S-1"), and incorporated herein by reference)
         *4.2     -   Bylaws (filed as Exhibit 3.4 to the 1995 Form S-1, and
                      incorporated herein by reference)
         *4.3     -   Amendment No. 1 to the Bylaws effective May 16, 1995
                      (filed as Exhibit 3.6 to the 1995 Form S-1, and
                      incorporated herein by reference)
         *4.4     -   Specimen Common Stock Certificate (filed as Exhibit 4.1 to the 1995 Form S-1, and incorporated herein by reference)
         *4.5     -   Form of Stock Purchase Warrant (Primary Warrant) dated
                      December 20, 1993, as amended (filed as Exhibit 4.5 to the
                      1995 Form S-1, and incorporated herein by reference)
         *4.6     -   Common Stock Purchase Warrant Expiring May 26, 1997 to
                      purchase 67,500 shares of Common Stock held by Corporate
                      Property Associates 11 Incorporated dated May 26, 1995
                      (filed as Exhibit 4.1 to the Form 10-Q for the Quarterly
                      period ended April 30, 1995, and incorporated herein by
                      reference)
         *4.7     -   SRC Option Agreement to purchase 135,000 shares of
                      Common Stock held by SRC Speciality Retail Corporation
                      dated July 16, 1992, as amended (filed as Exhibit 4.7 to
                      the 1995 Form S-1, and incorporated herein by reference)
         *4.8     -   Common Stock Purchase Warrant Expiring January 7, 1999
                      to purchase 10,000 shares of Common Stock held by Larry
                      Ham dated January 8, 1996 (filed as Exhibit 4.5 to the
                      Form 10-K for the fiscal year ended January 28, 1996, and
                      incorporated herein by reference)
          5.1     -   Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.,
                      regarding legality of the Common Stock being issued.
         23.1     -   Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                      (contained in opinion in Exhibit 5.1)
         23.2     -   Consent of Arthur Andersen LLP
         99.1     -   Amended and Restated 1994 Stock Option Plan
         99.2     -   1996 Non-Employee Director Stock Option Plan
         99.3     -   Stock Purchase Plan

*   Incorporated by reference as indicated.